EXHIBIT 99.1
News
For Immediate Release June 27, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. INDICATES SECOND QUARTER FINANCIAL RESULTS WILL BE LOWER THAN EXPECTED
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Company Cites Slower than Expected Project Ramp-ups; Delays in Equipment Installations; Energy and Raw Material Costs; and Unfavorable Product Mix
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NEW YORK, June 27—Minerals Technologies Inc. (NYSE: MTX) today announced that its financial results for the second quarter of 2006 will be lower than expected. Second quarter earnings per share are expected to be slightly lower than the first quarter because the company is not experiencing the significant increase in operating earnings, which had been expected to begin during the quarter. The company attributed the shortfall to:

  A slower than anticipated ramp-up for Synsil® Products for the glass industry as glass companies methodically adopt this novel technology into their existing processes

  Delayed installations and commissioning of equipment in various steel markets around the world

  The continued impact of higher energy and raw materials costs, which have only been partially recovered

  An unfavorable product mix reflected by softness in various construction-related markets, primarily in the West

          "These factors have all contributed to a slower than anticipated growth in operating earnings for the second quarter of this year," said Paul R. Saueracker, chairman, president and chief executive officer. "The two largest impacts on profitability were Synsil® Products and the delayed equipment installation in the Refractories Segment. Regarding Synsil® Products, glass manufacturers continue to adopt its use but are being more deliberate than expected in incorporating it into their processes."

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $995.8 million in 2005.

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        This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/